Exhibit 10.1

XERIUM TECHNOLOGIES, INC.

2007 CORPORATE AWARD UNDER THE

2006 CASH INCENTIVE BONUS PLAN

Dated as of March 29, 2007

In recognition of the important contributions that                      (the “Employee”) can make to the success of Xerium Technologies, Inc. (the “Company”) and its affiliates, pursuant to the Xerium Technologies, Inc. 2006 Cash Incentive Bonus Plan (the “Plan”), the Company hereby grants to the Employee the 2007 Corporate Award (the “Corporate Award”) set forth below.

1.	2007 Corporate Award.

This Corporate Award is intended to be an Award under the Plan. All provisions of the Plan shall apply in respect of this Corporate Award, including without limitation the limitation on the size of awards set forth in the Plan. In the case of a conflict between this Corporate Award and the Plan, the terms of the Plan shall govern.

2.	Definitions.

The following definitions will apply for purposes of this Agreement. Capitalized terms not defined in the Agreement are used as defined in the Plan.

2.1. “Affiliated Person” means, with respect to any Person, any other Person that directly or indirectly, controls or is controlled by or is under common control with such Person.

2.2. “Base Salary” means the base salary actually paid to the Employee in 2007. For the avoidance of doubt, “base salary” does not mean the base salary of the Employee in effect as of any particular moment in time.

2.3. “Financial Statements” means, if the Company is required to make periodic reports under the Securities Exchange Act of 1934, as amended as of December 31, 2007, the Company’s consolidated financial statements filed with the Securities and Exchange Commission on Form 10-K for 2007 and if as of December 31, 2007 the Company is not required to make periodic reports under the Securities Exchange Act of 1934, as amended, the Company’s regularly prepared annual audited financial statements for 2007 prepared by management.

2.4. “Maximum” means the amount established by the Committee as the “Maximum” for the purposes of this Corporate Award no later than 90 days after the commencement of fiscal year 2007, subject to adjustment pursuant to Section 3 below.

2.5. “Performance Metric” means Adjusted EBITDA, as such term is defined in the Credit and Guaranty Agreement (the “Credit Agreement”), dated as of May 19, 2005, entered into by and among the Company, certain subsidiaries of the Company, Citigroup

Global Markets, Inc., CIBC World Markets Corp. and other agents and banks party thereto, as amended and in effect on March 29, 2007, for fiscal year 2007 (or such other period as provided in Section 6 below); provided, however, that (i) expense of awards under the Plan that reduce Adjusted EBITDA shall be added back to Adjusted EBITDA in calculating the Performance Metric and (ii) for the purpose of the calculating the Performance Metric, the reference to “Consolidated Restructuring Costs” in the definition of Adjusted EBITDA in the Credit Agreement shall mean (instead of the definition of “Consolidated Restructuring Costs” contained in the Credit Agreement) “with respect to any Person for any period, any restructuring or related impairment costs for such Person and its Subsidiaries resulting from the restructuring activities of such Person and its Subsidiaries”.

2.6. “Person” means any individual, partnership, limited liability company, corporation, association, trust, joint venture, unincorporated organization, or other entity or group.

2.7. “Specified Percentage” means         %.

2.8. “Subsidiary” means any Person of which the Company at the time (i) owns, directly or indirectly, at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or (ii) controls, directly or indirectly, the board of directors or managers (or equivalent governing body) of such Person.

2.9. “Target” means the amount established by the Committee as the “Target” for the purposes of this Corporate Award no later than 90 days after the commencement of fiscal year 2007, subject to adjustment pursuant to Section 3 below.

2.10. “Threshold” means the amount established by the Committee as the “Threshold” for the purposes of this Corporate Award no later than 90 days after the commencement of fiscal year 2007, subject to adjustment pursuant to Section 3 below.

3.	Adjustment of Threshold, Target and Maximum.

If there is any acquisition or disposition of any business by the Company or any of its Subsidiaries during the performance measurement period, the level at which the Threshold, Target and Maximum are achieved, if at all, shall be measured by reference to the Performance Metric determined without regard to the effects of such acquisition or disposition. For this purpose, performance of a disposed business for 2007 shall be determined on an extrapolated basis based upon performance from the beginning of fiscal year 2007 through the date of disposition.

4.	Determination of Award.

4.1. Administration. This Corporate Award shall be administered by the Committee. The Committee shall have the authority to: (a) determine the amount of the Performance Metric and (b) interpret this Corporate Award and any other terms and conditions associated with any Corporate Award and to decide any questions and settle all controversies and disputes that may arise in connection with this Corporate Award. Determinations of the Committee with respect to this Award shall be conclusive and binding.

4.2. Determination of Amount Paid under Corporate Award. Subject to the terms and conditions of this Corporate Award and the Plan, including without limitation Sections 6 and 7 below, the amount to be paid under this Corporate Award shall be determined as follows:

a. If the Performance Metric is less than or equal to the Threshold, no payment shall be made under this Corporate Award.

b. If the Performance Metric is greater than the Threshold but less than the Target, the amount to be paid under this Corporate Award shall equal the product of (i) Base Salary, (ii) the Specified Percentage and (iii) a fraction, the numerator of which is the Performance Metric minus the Threshold and the denominator of which is the Target minus the Threshold.

c. If the Performance Metric equals the Target, then the amount to be paid under this Corporate Award shall equal the product of the (i) Base Salary and (ii) the Specified Percentage.

d. If the Performance Metric is greater than the Target but less than the Maximum, the amount to be paid under this Corporate Award shall equal the product of (i) Base Salary, (ii) the Specified Percentage and (iii) the sum of one and a fraction, the numerator of which is the Performance Metric minus Target and the denominator of which is the Maximum minus the Target.

e. If the Performance Metric equals or exceeds the Maximum, then amount to be paid under this Corporate Award shall equal the product of (i) Base Salary, (ii) the Specified Percentage and (iii) two.

f. In no event shall the payments under this Corporate Award exceed two times the Specified Percentage of Base Salary.

4.3. No Right to Participate. Nothing in this Corporate Award shall be deemed to create any obligation on the part of the Committee to select the Employee to receive an award under the Plan on the same terms or conditions or at all for any subsequent fiscal year.

5.	Payment of Corporate Award.

Payment under this Corporate Award shall be made on or before March 15, 2008, provided that in the event of a transaction contemplated by Section 6 below payment shall be made within 30 days of the occurrence of such transaction (and not later than March 15, 2008).

6.	Merger or Combination.

If (a) the Company merges into or combines with any other entity and, immediately following such merger or combination, any Person or group of Persons acting in concert holds 50% or more of the voting power of the entity surviving such merger or combination (other than any Person or group of Persons which held 50% or more of the Company’s voting power immediately prior to such merger or combination or any Affiliated Person of any such Person or member of such group); (b) any Person or group of Persons acting in concert acquires 50% or more of the Company’s voting power; or (c) the Company sells all or substantially all of its assets or business for cash or for securities of another Person or group of Persons (other than to any Person or group of Persons which held 50% or more of the Company’s total voting power immediately prior to such sale or to any Affiliated Person of any such Person or any member of such group), then, unless the Committee provides for the continuation or assumption of the Corporate Award or for the grant of new awards in substitution therefor (which need not be payable in cash) by the surviving entity or acquiror, in each case on such terms and subject to such conditions as the Committee may determine, with respect to the Corporate Award that is not so assumed or continued:

(a) In the event such transaction occurs on or after December 31, 2007, the Committee shall determine the Performance Metric prior to the occurrence of the transaction acting in its sole reasonable discretion. If the Financial Statements are not available prior to the time of such determination, the Committee shall make such determination based upon the financial information then available to the Company.

(b) In the event such transaction occurs prior to December 31, 2007, the Performance Metric shall be determined as follows: (i) the then current fiscal year shall be deemed to end on the effective date of such transaction; and (ii) the Performance Metric for the shortened fiscal year described in clause (i) above shall be determined by the Committee acting in its sole reasonable discretion based upon the financial information available to the Company (it being understood that the Committee may, to the extent it deems necessary, extrapolate the Performance Metric through the effective date of the transaction based upon available data) and; (iii) the Performance Metric as determined pursuant to clause (ii) shall then be adjusted by multiplying it by a fraction, the numerator of which is 365 and the denominator of which is the number of days in the shortened fiscal year, and the Performance Metric as so adjusted shall be the “Performance Metric” for the purposes of Section 4.2 (but subject to Section 6(c) below).

(c) In the event the transaction contemplated by this Section 6 occurs prior to December 31, 2007, any payments to be made under this Corporate Award as determined pursuant to Section 4.2 after application of Section 6(b), shall be adjusted by multiplying the amount determined pursuant to Section 4.2 by a fraction, the numerator of which is the number of days in the shortened fiscal year described clause (i) of Section 6(b) and the denominator of which is 365.

7.	Termination of Employment.

7.1. Resignation or Termination by the Company. If the Employee ceases to be employed by the Company or any of its Subsidiaries prior to December 31, 2007 as a result of resignation, dismissal or any other reason, such Employee shall not receive any payment under this Corporate Award.

7.2. Specified Percentage. If and to the extent that Employee has any rights, whether pursuant to an agreement with the Company or any of its Affiliated Persons or otherwise, to participate in the Plan with respect to 2007 at a participation rate in excess of the Specified Percentage, in consideration of the grant of restricted stock units to the Employee under that certain Performance Based Restricted Stock Units Agreement between the Employee and the Company dated on or about the date hereof, Employee, for the benefit of the Company and its Affiliated Persons, waives such rights with respect to 2007, including without limitation any such rights relating to the termination of employment by Employee based upon the Employee’s participation rate in the Plan for 2007.

7.3. Rights upon Termination Pursuant to Agreement. The Company may provide rights to the Employee in respect of the Corporate Award upon termination of employment that differ from those set forth in Section 7.1 pursuant to an agreement with the Employee. Except to the extent otherwise addressed in any such agreement, the provisions of this Corporate Award, including Section 7.1, and the Plan shall control. This Section 7.3 shall not limit Section 7.2.

8.	Miscellaneous.

8.1. Employment Rights. This Corporate Award shall not create any right of the Employee to continued employment with the Company or any of its Affiliated Persons or limit the right of Company or any of its Affiliated Persons to terminate the Employee’s employment at any time and shall not create any right of the Employee to employment with the Company or any of its Affiliated Persons. Except to the extent required by applicable law that cannot be waived, the loss of this Corporate Award shall not constitute an element of damages in the event of termination of the Employee’s employment even if the termination is determined to be in violation of an obligation of the Company or any of its Affiliated Persons to the Employee by contract or otherwise.

8.2. Unfunded Status. The obligations of the Company hereunder shall be contractual only and payments by the Company hereunder shall be made from the general assets of the Company. The Employee shall rely solely on the unsecured promise of the Company and nothing herein shall be construed to give the Employee or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Company or any of its Affiliated Persons.

8.3. Severability. Any term or provision of this Corporate Award that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

8.4. Governing Law. This Corporate Award and all actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

8.5. 409A. This Corporate Award shall be construed and administered consistent with the intent that it be at all times in compliance with, or exempt from, the requirements of Section 409A of the Internal Revenue Code and the regulations thereunder.

8.6. Section 162(m). This Corporate Award shall be construed and administered consistent with the intent that it qualify to the maximum extent possible as qualifying performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code and the regulations thereunder.

8.7. Amendment. This Corporate Award may only be amended in accordance with the provisions of the Plan.

IN WITNESS WHEREOF, Xerium Technologies, Inc. has executed this instrument as of the date first written above.

Xerium Technologies, Inc.

By:
Name:
Title:

Acknowledged and agreed:

EMPLOYEE

By:
Name: